                                                                    EXHIBIT 99.1


                                           Contact: Roy L. Morrow (216) 383-4893
                                                  Roy_Morrow@lincolnelectric.com


            LINCOLN ELECTRIC AGREES TO ACQUIRE J.W. HARRIS CO., INC.

o    ACQUISITION WOULD ADD LEADING POSITION IN BRAZING AND SOLDERING ALLOYS

     CLEVELAND, Ohio, U.S.A., January 4, 2005 -- Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has signed a letter of intent to acquire all of the outstanding stock of the J.W. Harris Co., Inc., a privately held brazing and soldering alloys manufacturer headquartered in Mason, Ohio.

     The transaction is subject to completion of due diligence, Board approval of a definitive share purchase agreement, and regulatory approval. The acquisition is expected to close by the end of the 2005 first quarter. Terms were not disclosed.

     Founded in 1914, the J.W. Harris Co., Inc., is a global leader in the production of brazing and soldering alloys and has 335 employees at manufacturing facilities in Ohio, Rhode Island and Mexico plus an international distribution center in Spain. The Company is the market leader in the United States for high-quality brazing alloys. Sales for the fiscal year ended September 24, 2004, were approximately $100 million.

     In making the announcement, John M. Stropki, Lincoln Electric Chairman and Chief Executive Officer, said: "The acquisition of Harris will establish Lincoln as a leader in a complementary metals-joining technology and will also expand our global product offerings sold through Lincoln's worldwide sales and distribution network."

     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment. Headquartered in Cleveland, Ohio, Lincoln has operations, manufacturing alliances and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company's Web site at www.lincolnelectric.com.

                                     -more-

LINCOLN ELECTRIC AGREES TO ACQUIRE J.W. HARRIS CO., INC.

     The Company's expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company's operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; satisfactory completion of due diligence and definitive acquisition terms for the J.W. Harris Co., Inc. transaction, as well as the related regulatory approval; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; the strength and duration of the increase in U.S. demand for the Company's products; market risks and price fluctuations related to the purchase of commodities and energy; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.

                                    --2005--